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                                                                     Exhibit 8.3

[letterhead]


December 18, 1998

Board of Directors
First Federal Bankshares, Inc.
First Federal Bankshares, M.H.C.
First Federal Savings Bank of Siouxland
329 Pierce Street
Sioux City, IA  51101

Gentlemen:

Re:      Plan of Conversion:  Subscription Rights
         First Federal Bankshares, M.H.C.

Gentlemen:

All capitalized terms not otherwise defined in this letter have the meanings given such terms in the Plan of Conversion and Reorganization (the "Plan") adopted by the Board of Directors of First Federal Bankshares, M.H.C. (the "Mutual Holding Company"). Pursuant to the Plan, First Federal Bankshares, Inc. (the "Company") will offer and sell the Common Stock.

We understand that subscription rights to purchase shares of the Common Stock are to be issued to (i) Eligible Account Holders; (ii) Tax-Qualified Employee Benefit Plans; (ii) Supplemental Eligible Account Holders; and (iii) Other Members, collectively referred to as the "Recipients". Based solely upon our observation that the subscription rights will be available to such Recipients without cost, will be legally non-transferable and of short duration, and will afford the Recipients the right only to purchase shares of Common Stock at the same price as the Subscription Price for the unsubscribed shares of Common Stock, but without undertaking any independent investigation of state or federal law or the position of the Internal Revenue Service with respect to this issue, we are of the belief that:

     (1)  the subscription rights will have no ascertainable market value; and,

     (2) the price at which the subscription rights are exercisable will not be more or less than the pro forma market value of the shares upon issuance.

Changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the Company's value alone. Accordingly, no assurance can be given that persons who subscribe to shares of Common Stock in the conversion will thereafter be able to buy or sell such shares at the same price paid in the Subscription Offering.

                                        Sincerely,

                                        /s/ James J. Oren
                                        ---------------------
                                        James J. Oren
                                        Senior Vice President